Exhibit 99

STONECO LTD.

LONG-TERM INCENTIVE PLAN

Section 1. Purpose. The purpose of the StoneCo Ltd. Long-Term Incentive Plan (the “Plan”) is to motivate and reward those employees, directors, consultants and advisors of StoneCo Ltd. (the “Company”) and its Affiliates to perform at the highest level and to further the best interests of the Company and its shareholders. Capitalized terms not otherwise defined herein are defined in Section 20.

Section 2. Eligibility.

(a) Any employee, Non-Employee Director, consultant, or other advisor of the Company or any subsidiary shall be eligible to be selected to receive an Award under the Plan.

(b) Holders of equity compensation awards granted by a company acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Replacement Awards under the Plan.

Section 3. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors of the Board. The Board may designate one or more directors as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section. The Committee may issue rules and regulations for administration of the Plan.

(b) Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii)interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. (c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof.

Section 4. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 4(c), the maximum number of Shares available for issuance under the Plan shall not exceed the number of Shares indicated in the Board Resolution dated as of September 1, 2018, in the Board Resolution dated as February 26, 2021, in the Board Resolution dated as May 20, 2021 and in the Board Resolution dated as May 31, 2022. Shares underlying Replacement Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines, appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b) Any Shares subject to an Award or to an equity-based award granted under a prior plan of the Company (other than a Replacement Award and any Award granted out of the authorized shares of an acquired plan), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including any Shares subject to such Award or award to the extent that such Award or award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan. Any Shares surrendered or withheld in payment of any grant, acquisition or exercise price of such Award or award or taxes related to such Award or award shall not become available for issuance under the Plan.

(c) In the event that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 18, adjust equitably any or all of: (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 4(a); (ii) the number and type of Shares (or other securities) subject to outstanding Awards; and (iii) the grant, acquisition, exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

Section 5. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a) The exercise price per Share under an Option shall be determined by the Committee.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 15 years from the date of grant of such Option.

(c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made,

including cash, Shares, other Awards, other property, net settlement (including brokerassisted cashless exercise) or any combination thereof.

Section 6. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”).

(b) The exercise price per Share under a SAR shall be determined by the Committee.

(c) The term of each SAR shall be fixed by the Committee but shall not exceed 15 years from the date of grant of such SAR.

(d) The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

Section 7. Restricted Stock, Unrestricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock, Unrestricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a) The applicable Award Document shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Stock or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights. The Award Document shall also specify any purchase 4 price that the Participant might be required to pay in connection with any Restricted Stock or Unrestricted Stock.

(b) Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable, unless otherwise provided in the applicable Award Document.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event that any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(d) The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 8. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a) Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. If the Performance Award relates to Shares on which dividends are declared during the Performance Period, the Performance Award shall not provide for the payment of such dividend (or dividend equivalent) to the Participant prior to the time at which such Performance Award, or the applicable portion thereof, is earned.

(b) Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and 5 quantifiable indices. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance objectives shall be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance measures may vary from Performance Award to Performance Award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the discretion of the Committee. Performance Awards will be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 9. Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, acquisition rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards.

Section 10. Effect of Termination of Service or a Change in Control on Awards.

(a) The Committee may provide, by rule or regulation or in any Award Document, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the vesting, exercise or settlement of such Award or the end of a Performance Period.

(b) In addition, in the event of a Change in Control and to the extent not inconsistent with the applicable Award Document, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such Change in Control, may take any one or more of the following actions whenever the Committee determines that such action is appropriate or desirable in order to prevent the dilution or enlargement of the benefits intended to be made available under the Plan or to facilitate the Change in Control transaction: (i) to terminate or cancel any outstanding Award in exchange for a cash payment (and, for the avoidance of doubt, if as of the date of the Change in Control, the Committee 6 determines that no amount would have been realized upon the exercise of the Award or other realization of the Participant’s rights, then the Award may be cancelled by the Company without payment of consideration); (ii) to provide for the assumption, substitution, replacement or continuation of any Award by the successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), and to provide for appropriate adjustments with respect to the number and type of securities (or other consideration) of the successor or surviving corporation (or a parent or subsidiary thereof), subject to any replacement awards, the terms and conditions of the replacement awards (including, without limitation, any applicable performance targets or criteria with respect thereto) and the grant, exercise or purchase price per share for the replacement awards; (iii) to make any other adjustments in the number and type of securities (or other consideration) subject to outstanding Awards and in the terms and conditions of outstanding Awards (including the grant or exercise price and performance criteria with respect thereto) and Awards that may be granted in the future; (iv) to provide that any Award shall be accelerated and become exercisable, payable and/or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Document; and (v) to provide that any Award shall not vest, be exercised or become payable as a result of such event.

Section 11. General Provisions Applicable to Awards.

(a) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(b) Subject to the terms of the Plan and Section 17, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Committee in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(c) Except as may be permitted by the Committee or as specifically provided in an Award Document, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 11(d) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal 7 representative. The provisions of this Section 11(c) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(d) A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(e) All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f) Without limiting the generality of Section 11(g), the Committee may impose restrictions on any Award with respect to noncompetition, confidentiality and other restrictive covenants, or requirements to comply with minimum stock ownership requirements, as it deems necessary or appropriate in its sole discretion.

(g) The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Document) or remain in effect, depending on the outcome), violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(h) Rights, payments and benefits under any Award shall be subject to repayment to or recoupment (“clawback”) by the Company in accordance with such policies and procedures as the Committee or Board may adopt from time to time, including policies and procedures to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 12. Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Document or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent 8 of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 11(h). Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 4(c) and Section 10(b), no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 11(h); provided further that, except as provided in Section 4(c), the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price per Share of an Option or SAR after it is granted or take any other action that would be treated as a repricing of such Award under the rules of the principal stock market or exchange on which the Company’s Shares are quoted or traded, or (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control).

(c) Except as provided in Section 8(b), the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 13. Prohibition on Option and SAR Repricing. Except as provided in Section 4(c), the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted “underwater” Option or SAR by: (i) amending or modifying the terms of the Option or SAR to lower the exercise price; (ii) cancelling the underwater Option or SAR and granting either (A) replacement Options or SARs having a lower exercise price or (B) Restricted Stock, RSU, Performance Award or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Options or SARs for cash or other securities. An Option or SAR will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award. 9

Section 14. Miscellaneous.

(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Document.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(e) If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Document shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or 10 transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h) Awards may be granted to Participants who are non-Brazil nationals or employed or providing services outside Brazil, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in Brazil as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 15. Effective Date of the Plan. The Plan is effective as of September 1, 2018.

Section 16. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) September 1, 2033; provided that to the extent permitted by the listing rules of any stock exchanges on which the Company is listed, such 15-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 12(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 17. Section 409A and Section 457A of the Code. With respect to Awards subject to Section 409A or Section 457A of the Code, the Plan is intended to comply with the requirements of Section 409A and Section 457A of the Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A and Section 457A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A or Section 457A of the Code.

Section 18. Data Protection. By participating in the Plan, the Participant consents to the 11 holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and (iv) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 19. Governing Law. The Plan and each Award Document shall be governed by the laws of the Cayman Islands. The Company, its Affiliates and each Participant (by acceptance of an Award) irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of the Plan, to the exclusive jurisdiction of the competent courts in the Cayman Islands.

Section 20. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other entity which the Committee determines should be treated as an “Affiliate.”

(b) “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award or Other Stock-Based Award granted under the Plan.

(c) “Award Document” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant or is deemed his legal successor, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e) “Board” means the board of directors of the Company.

(f) “Cause” means, with respect to any Participant, “cause” as defined in such Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in such Participant’s Award Document, such Participant’s: 12 (i) indictment for any crime (A) constituting a felony, or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of a Participant’s duties to the Company or any of its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or any of its subsidiaries; (ii) having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; (iii) conduct, in connection with his or her employment or service, which is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any of its subsidiaries; (iv) willful violation of the Company’s code of conduct or other material policies set forth in the manuals or statements of policy of the Company or any of its subsidiaries; (v) willful neglect in the performance of a Participant’s duties for the Company or any of its subsidiaries or willful or repeated failure or refusal to perform such duties; (vi) breach of any restrictive covenant obligations set forth in an Award Document, including but not limited to confidentiality, non-compete, non-solicitation obligations; (vii) material breach of any applicable employment agreement or other agreement with the Company; or (viii) conduct, in connection with his or her employment or service. The occurrence of any such event described in clauses (ii) through (v) that is susceptible to cure or remedy shall not constitute Cause if such Participant cures or remedies such event within 30 (thirty) days after the Company provides notice to such Participant.

(g) “Change in Control” means the occurrence of any one or more of the following events: (i) a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any Person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities outstanding immediately after such acquisition; 13 (ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) the consummation of a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or (iv) the consummation of any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries. Notwithstanding the foregoing or any provision of any Award Document to the contrary, for any Award to which Section 17 applies that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date specified in the applicable Award Document, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring any additional tax, penalty, interest or other expense under Section 409A of the Code.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(i) “Committee” means the People and Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(j) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto. 14

(k) “Fair Market Value” means (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(l) “Good Reason” means, with respect to any Participant, “good reason” as defined in such Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in such Participant’s Award Document, the occurrence of any one or more of the following events: (i) a material diminution in the Participant’s base salary; or (ii) a relocation of the Participant’s principal place of employment more than fifty (50) miles from its location; in each case, without the Participant’s consent. A Participant must provide notice to the Company of the existence of any one or more of the conditions described in (i) through (ii) above within sixty (60) days of the initial existence of the condition, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition before the condition gives rise to Good Reason.

(m) “Initial Public Offering Date” means the closing date of the Company’s initial public offering of the Company’s Class A common shares.

(n) “Non-Employee Director” means a member of the Board who is not an employee of the Company or an Affiliate.

(o) “Option” means an option representing the right to acquire Shares from the Company, granted in accordance with the provisions of Section 5.

(p) “Other Stock-Based Award” means an Award granted in accordance with the provisions of Section 9.

(q) “Participant” means the recipient of an Award granted under the Plan.

(r) “Performance Award” means an Award granted in accordance with the provisions of Section 8.

(s) “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(t) “Person” means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organisation. 15

(u) “Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or business acquired by the Company or with which the Company, directly or indirectly, combines.

(v) “Restricted Stock” means any Share granted in accordance with the provisions of Section 7.

(w) “RSU” means a contractual right granted in accordance with the provisions of Section 7 that is denominated in Shares. Each RSU represents a right to receive one Share. Awards of RSUs may include the right to receive dividend equivalents.

(x) “SAR” means any right granted in accordance with the provisions of Section 6 to receive upon exercise by a Participant or settlement the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(y) “Shares” means Class A common shares of the Company. (z) “Termination of Service” means: (i) in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any subsidiary; (ii) in the case of a Participant who is a Non-Employee Director, the date that the Participant ceases to be a member of the Board for any reason; or (iii) in the case of a Participant who is a consultant or other advisor, the effective date of the cessation of the performance of services for the Company or any subsidiary; (aa) provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate, unless such Participant’s employment continues with the Company or another Affiliate. (bb) “Unrestricted Stock” means any Shares issued, granted or sold by the Company in accordance with the provisions of Section 7 that do not include any restrictions on vesting, but may include restrictions on the transferability of Shares or any other restrictions as the Committee may impose as set forth in the applicable Award Document